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                                                                    EXHIBIT 99.1
                                  ARQULE, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS
                                   MARCH 2000

    From time to time, ArQule through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning anticipated collaborative agreements, projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

    The Company wishes to caution readers not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

    The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NEVER BECOME PROFITABLE.

     From our inception in 1993 to December 31, 1999, we have incurred cumulative losses of approximately $34.5 million and we expect losses to continue for the next several years. These losses have resulted principally from the costs of our research activities and enhancements to our technology. We have derived our revenue primarily from:

     - license fees;

     - payments for product deliveries;

     - milestone payments; and

     - research and development funding paid under our agreements with our collaboration partners.

     To date, except for during 1997, these revenues have not generated profits, nor have we realized any revenue from royalties from the sale by any of our collaboration partners of a commercial product developed using our technology. We cannot be certain that we will ever become profitable.

WE CANNOT GUARANTEE THAT OUR STRATEGY OF USING OUR INTEGRATED COMPOUND DISCOVERY TECHNOLOGIES TO ASSIST IN THE DEVELOPMENT OF NEW DRUGS AND OTHER PRODUCTS WILL EVER BE COMMERCIALLY SUCCESSFUL.

  Our approach to compound discovery has not yet yielded a commercially successful drug or agrochemical product.

     Our strategy is to use our technology platform to rapidly identify, optimize and obtain financial interest in as many compounds with commercial potential as possible. This approach has not yet yielded any commercially successful drug or agrochemical product. In addition, we have recently reoriented our business and technology strategies to offer an integrated compound discovery solution, in addition to combinatorial chemistry products and services. Our new strategy may not be accepted by our potential customers. In particular, we have not proven that we can use our products successfully to assist our customers to conduct lead optimization. Our ability to succeed depends on our potential customers accepting our approach to combinatorial chemistry and integrated compound discovery as an effective tool in the discovery and development of compounds with commercial potential. If we cannot demonstrate that our approach can result in successful products, we may not be able to attract additional customers or to retain our existing customers.

  Because of the specialized nature and high price of our services, our potential customer base is limited, and these potential customers may decide to try to use our approach themselves without our assistance or try other methods.

     Because we offer specialized assistance in the development of drugs and agrochemicals, our potential customer base consists of a limited number of pharmaceutical, biotechnology and agrochemical companies and research institutions. These companies have historically conducted lead compound identification and optimization within their own research departments. Because of the high cost of our products and programs, they may decide to conduct these activities without our assistance.
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WE DEPEND ON COLLABORATION ARRANGEMENTS WITH THIRD PARTIES FOR OUR REVENUE AND
CANNOT BE SURE WHETHER OUR COLLABORATIONS WILL SUCCEED OR WHETHER WE WILL REALIZE MUCH OF THE POTENTIAL REVENUE FROM OUR COLLABORATIONS.

  We depend on our collaborations for most of our revenues, and we will only realize much of the potential revenue under these collaborations if we satisfy milestones and earn royalties.

     Our revenue stream and our business strategy depend largely on the formation of collaborative arrangements with third parties, initially pharmaceutical, biotechnology and agrochemical companies and research institutions. To date, we have entered into many of these arrangements. Much of the potential revenue from our collaborations consists of contingent payments, such as payments for achieving development milestones and royalties payable on sales of drugs or agrochemicals developed using our products. We cannot guarantee that these milestones will be achieved or that commercial drugs or other products will be developed on which royalties will be payable.

  Our ability to realize potential revenue from our collaborations depends, in large part, on the efforts of our partners, over which we have little control.

     Much of the revenue that we may receive under these collaborations will depend upon our partners' ability to successfully develop, introduce, market and sell new drugs and agrochemicals developed using our products. Our products will result in commercialized drugs and agrochemicals generating milestone payments and royalties only after, among other things:

     - significant preclinical and clinical development efforts or the completion of preliminary field trials;

     - the receipt of the required regulatory approvals;

     - developing manufacturing capabilities; and

     - successful marketing efforts.

     With the exception of certain aspects of preclinical drug development, we do not currently intend to perform any of these activities. Accordingly, we will depend on our partners having the necessary expertise and dedicating sufficient resources to develop and commercialize products. Our collaboration partners may fail to develop or commercialize a compound or product to which they have obtained rights from us, because, among other reasons:

     - they decide not to devote the necessary resources because of internal constraints or other development priorities;

     - they decide to pursue a competitive potential drug or compound developed outside of the collaboration; or

     - they cannot obtain the necessary regulatory approvals.

 For our strategy to be successful, we must continue to enter into collaboration agreements with new partners and we may not be able to do so at all or on favorable enough terms.

     To be successful, we must continue to enter into agreements with new partners to use our technology to develop potential drugs and agrochemicals. We may not be able to establish collaboration agreements with new partners, and we cannot guarantee that we will establish our arrangements on commercially acceptable terms.

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OUR COMPETITORS MAY HAVE GREATER RESOURCES OR RESEARCH AND DEVELOPMENT
CAPABILITIES THAN WE HAVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO SUCCESSFULLY COMPETE WITH THEM.

     The drug development business is highly competitive. We compete with many organizations that are engaged in attempting to identify and optimize compounds as potential drugs or agrochemicals. Many of these competitors have greater financial and human resources and more experience in research and development than we have. They include:

     - biotechnology, pharmaceutical, agrochemical, combinatorial chemistry and other companies;

     - academic and scientific institutions;

     - governmental agencies; and

     - public and private research organizations.

     Historically, pharmaceutical and agrochemical companies have maintained close control over their research activities, including the synthesis, screening and optimization of potential drugs and agrochemicals. Many of these companies, which represent a significant potential market for our products and services, have developed or are developing internal combinatorial chemistry and other capabilities to improve productivity. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD HURT OUR ABILITY TO COMPETE.

     We are highly dependent on the principal members of our scientific and management staff. The loss of one or more members of our staff could have a material adverse effect on our business. We do not maintain key person life insurance coverage on the life of any employee. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. We face intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS THAT MAY BE NECESSARY TO FUND OUR OPERATIONS.

     Our capital requirements depend on many factors. If our operations do not become profitable before we exhaust existing resources, we will need to obtain additional financing, either through public or private financings, including debt or equity financings, or through collaboration or other arrangements with corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, your proportionate ownership in ArQule may be diluted. If we cannot obtain additional financing, we could be forced to delay or scale back our research and development programs. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaboration partners or others that may require that we relinquish rights to certain technologies, product candidates, products or potential markets.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SCALE UP AND MANAGE OUR GROWTH.

     Our success depends on the expansion and proper management of our operations. To be cost-effective in our delivery of services and products, we must enhance productivity by further automating our processes and technology. We also must successfully structure and manage multiple collaborative relationships. We may not succeed in our engineering efforts to further automate these processes. Also, we may not succeed in managing and meeting the staffing requirements of additional collaborative relationships.

WE DEPEND ON PATENTS AND OTHER PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR BUSINESS.

     Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. We cannot be certain that we will receive any additional patents, that the claims of our patents will offer significant protection of our technology, or that our patents will not be challenged, narrowed,
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invalidated or circumvented. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. We may also provoke these third parties to assert claims against us. The patent position of biotechnology firms is generally highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

     In an effort to protect our trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. We cannot guarantee, however, that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

     Others may sue us for infringing on their patent rights. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products.

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